UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 1, 2019

Contact: Nelli Madden 732-577-9997

UMH Properties, Inc. Declares Common and Preferred Dividends

FREEHOLD, NJ, July 1, 2019…...........On July 1, 2019, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable September 16, 2019, to shareholders of record at the close of business on August 15, 2019. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on July 1, 2019, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from June 1, 2019 through August 31, 2019, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable September 16, 2019, to shareholders of record at the close of business on August 15, 2019. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

In addition, on July 1, 2019, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from June 1, 2019 through August 31, 2019, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable September 16, 2019, to shareholders of record at the close of business on August 15, 2019. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

Furthermore, on July 1, 2019, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from June 1, 2019 through August 31, 2019, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable September 16, 2019, to shareholders of record at the close of business on August 15, 2019. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 118 manufactured home communities containing approximately 21,500 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968